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                                                                 EXHIBIT 99.1

RELEASE:  MONDAY, AUGUST 2, 1999
Contact:  Bob Murray
          615/316-5270
          bmurray@magnetek.com
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MAGNETEK SELLS ITS ELECTRIC MOTOR BUSINESS

NASHVILLE, TN--MagneTek, Inc. (NYSE:MAG) today announced that it has completed the sale of its electric motors business to A.O. Smith Corporation (NYSE:AOS), Milwaukee, WI for $253 million. MagneTek's electric motor business accounted for revenues of $367 million, or about 1/3 of the company's total revenues, in 1998.
     In April, Emerson Electric (NYSE:EMR) purchased MagneTek's generator business for $115 million. Proceeds from both divestitures will be used to pay down debt and to repurchase up to 10 million shares of MagneTek common stock, representing about 1/3 of the company's shares outstanding.
     As a result, MagneTek will be a much stronger company financially and more focused industrially. Electronic products will account for the majority of its revenues, a third of which will be generated in Euro-markets.
     MagneTek will report the results of its 1999 fiscal year and fourth quarter on August 26. The company said that it will treat its motor generator businesses as discontinued operations, and will record one-time charges in connection with down-sizing and overhead reduction. These actions, together with business disruptions related partly to the divestiture process, will result in reported losses from continuing operations in the fourth quarter and fiscal year. However, the company will report net profits for both the quarter and the year as a result of the gain on the sale of its generator business.
     MagneTek is a multi-national manufacturer of electronic power products for lighting, information technology, power conversion and motion control applications.



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THE FOREGOING ANNOUNCEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE
SUBJECT TO RISKS AND UNCERTAINTIES WHICH, IN MANY CASES, ARE BEYOND THE CONTROL OF THE COMPANY. THESE INCLUDE BUT ARE NOT LIMITED TO ECONOMIC CONDITIONS IN GENERAL, BUSINESS CONDITIONS IN ELECTRICAL AND ELECTRONIC EQUIPMENT MARKETS, COMPETITIVE FACTORS SUCH AS PRICING AND TECHNOLOGY, AND THE RISK THAT THE COMPANY'S ULTIMATE COSTS OF DOING BUSINESS EXCEED PRESENT ESTIMATES. FURTHER INFORMATION ON FACTORS THAT COULD AFFECT MAGNETEK'S FINANCIAL RESULTS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.